Exhibit 99.1
AMDL Announces Closing of Private Offering
TUSTIN, Calif. December 24, 2007 — AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has conducted the closing of its combined Regulation D/Regulation S private unit offering of 2,007,508 shares of common stock and warrants to purchase 1,003,755 shares of common stock, generating net proceeds of approximately $5,433,000. The shares of AMDL common stock were sold at $3.09 per share and the four year warrants included in the unties are exercisable at $4.74 per share. Warrants to purchase an additional 200,751 shares were issued to AMDL’s placement agents at the same exercise price. AMDL agreed to file a registration statement within 60 days of the closing to register the resale of the shares of common stock and the shares issuable on exercise of the warrants included in the units and the placement agent warrants. Spencer Clarke, LLC, a FINRA member broker dealer, acted as AMDL’s principal placement agent for sales in the United States, and Galileo Asset Management, S.A., a member of the Association Romande des Intermediaries Financier, acted as AMDL’s placement agent for sales outside of the United States.
Gary L. Dreher, President of AMDL, said: “The reception to the offering was gratifying under the current economic climate. These funds provide some of the additional working capital we need to expand Jade Pharmaceutical Inc.’s new business opportunities and product development efforts in China and for our other general working capital needs.”
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About AMDL
AMDL, Inc., headquartered in Tustin, California, with operations in Shenzhen, Jaingxi and Jilin China through its wholly owned subsidiary Jade Pharmaceutical Inc., is an international biopharma company. AMDL together with Jade engages in the development, manufacture and marketing of proprietary pharmaceutical and testing products. More information about AMDL and its products can be obtained at www.amdl.com.
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Forward-Looking Statements
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company’s partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.